GENESIS ENERGY, INC. 2007 LONG TERM INCENTIVE PLAN

FORM OF PHANTOM UNIT GRANT AGREEMENT

(3-YEAR CLIFF)

Date of Grant:    _______________

Name of Grantee:    _______________

Number of Phantom Units Granted: _______________

Genesis Energy, Inc. (the “General Partner”) is pleased to inform you that you have been granted the number of Phantom Units set forth above under the Genesis Energy, Inc. 2007 Long Term Incentive Plan (the “Plan”). A Phantom Unit is a contractual right to receive a Unit of Genesis Energy, L.P. (the “Partnership”) that is subject to the forfeiture and non-transferability provisions (the “Restrictions”) set forth in Section 2 of this Phantom Unit Grant Agreement (the “Agreement”). The terms of the grant are as follows:

1. Your Phantom Units will be credited to a separate account maintained for you on the books of the General Partner (the “Account”). On any given date, the value of each Phantom Unit credited to the Account shall equal the Fair Market Value of one Unit. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the General Partner. You will only be a general, unsecured creditor of the General Partner.

2. The Restrictions will lapse with respect to the Phantom Units on the third anniversary of the Date of Grant (the “Vesting Date”); provided, that you are employed by the General Partner or any of its Affiliates on the Vesting Date; provided, further, that, (i) upon your “Qualifying Termination” (as defined below), any then unvested Phantom Units shall automatically vest on the date of such Qualifying Termination, and (ii) upon the occurrence of a Change in Control (as such term is defined in the Plan), any then unvested Phantom Units shall automatically vest on the date of such Change in Control if you are employed by the General Partner or any of its Affiliates on the date of the Change in Control. Upon the Vesting Date, each then vested Phantom Unit credited to the Account will be converted into one Unit.

3. Prior to the Vesting Date for such Phantom Units, you will not have any voting or any other rights with respect to the Units underlying such unvested Phantom Units. Upon the Vesting Date, a Unit will be delivered to you with respect to each Phantom Unit that becomes vested upon the Vesting Date, and upon such delivery, the Unit will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in your name in the Unit register of the Partnership maintained by the Partnership’s transfer agent or (ii) a Unit certificate issued in your name.

4. Prior to the Vesting Date for such Phantom Units, none of the Phantom Units are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution.

5. If your employment with the General Partner or any of its Affiliates is terminated due to your (i) death, (ii) being disabled and entitled to receive long term disability benefits under the General Partner’s long term disability plan, or (iii) “Normal Retirement” (as defined below) (each such event constituting a “Qualifying Termination”), the Phantom Units shall automatically vest in full upon such Qualifying Termination; provided, that, if the General Partner determines that you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, the delivery of any Units you will receive upon your separation from service with the General Partner or any of its Affiliates after the time you become eligible for Normal Retirement shall be made no earlier than the first day of the seventh month following the month in which you separate from service with the General Partner or any of its Affiliates. For purposes of this Agreement, "Normal Retirement" means that the sum of your age and your years of service recognized by the General Partner equals or exceeds 75 years at the time you terminate employment.

6. In the event your employment with the General Partner or any of its Affiliates terminates for any reason other than as provided in Section 5 above, any Phantom Units that are unvested as of the date of your termination of employment shall automatically and immediately be forfeited and cancelled without payment on the date of such termination of employment.

7. Nothing in this Agreement or in the Plan shall confer any right on you to continue employment with the General Partner or any of its Affiliates or restrict the General Partner or any of its Affiliates from terminating your employment at any time. Employment with an Affiliate shall be deemed to be employment with the General Partner for purposes of the Plan and this Agreement. Unless you have a separate written employment agreement with the General Partner or an Affiliate, you are, and shall continue to be, an “at will” employee.

8. To the extent that the vesting of a Phantom Unit results in the receipt of compensation by you with respect to which the General Partner or an Affiliate has a tax withholding obligation pursuant to applicable law, you may satisfy such tax withholding obligation by any of the following means (in addition to the General Partner’s right to withhold or to direct withholding from any compensation paid to you by the General Partner or any of its Affiliates) or by a combination of such means: (i) tendering cash payment or surrendering already owned Units of the Partnership having a Fair Market Value equal to the withholding obligation, or (ii) authorizing the General Partner or its Affiliates to withhold Units from Units otherwise deliverable to you as a result of the lapse of restrictions of your Phantom Units (but no more than the minimum required statutory withholding liability). If you fail to pay the foregoing tax withholding liability, the General Partner is authorized to withhold from the number of Units otherwise deliverable to you on the Vesting Date, a number of Units with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

9. Notwithstanding any other provision of this Agreement, if, at the time of the vesting of your Phantom Units, the General Partner is prohibited, because of rules and/or regulations promulgated by the Securities and Exchange Commission or any stock exchange upon which the Units are listed, from delivering Units to you that would be obtained from the Partnership or an Affiliate, then delivery of such Units to you in connection with the vesting of your Phantom Units shall be delayed until such reasonable time as the General Partner is entitled to acquire, and does acquire, Units in the open market or becomes able to acquire such Units from the Partnership, an Affiliate or an other Person.

10. These Phantom Units are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the General Partner, in its discretion, to amend this Agreement in accordance with Section 9 of the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms that are used, but are not defined, in this Agreement have the respective meanings provided for in the Plan. The Plan, as in effect on the Date of Grant, is attached hereto as Exhibit A.

GENESIS ENERGY, INC.

By: _______________________
Name:
Title: